ARTICLES SUPPLEMENTARY

DREYFUS APPRECIATION FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by one hundred million (100,000,000) shares of Common Stock, $.001 par value per share, with an aggregate par value of one hundred thousand dollars ($100,000), which shall be classified as Class Y shares of Common Stock of the Corporation.

SECOND:        The shares of Class Y Common Stock of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), and shall be subject to all provisions of the Charter relating to stock of the Corporation generally, and to the following:

(1)               As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Class Y Common Stock of the Corporation shall be determined separately from the other classes of Common Stock of the Corporation and, accordingly, the Corporation's net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock, may vary from class to class.  Except for these differences, and certain other differences hereinafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

(2)               The assets attributable to the Class Y Common Stock of the Corporation shall be invested in the same investment portfolio of the Corporation, together with the assets attributable to the other classes of Common Stock of the Corporation and to any other class of shares of the Corporation hereinafter established.

(3)               The proceeds of the redemption of the shares of any class of stock of the Corporation may be reduced by the amount of any contingent deferred sales charge, liquidation charge, or any other charge (which charges may vary within and among the classes) payable on such redemption or otherwise, pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and applicable rules and regulations of the Financial Industry Regulatory Authority ("FINRA").

(4)               At such times (which may vary between and among the holders of particular classes) as may be determined by the Board of Directors of the Corporation (the "Board") or, with the authorization of the Board, by the officers of the Corporation, in accordance with the 1940 Act, applicable rules and regulations thereunder and applicable rules and regulations of FINRA and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock of the Corporation may be automatically converted into shares of another class of stock of the Corporation based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board (or with the authorization of the Board, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

(5)               The dividends and distributions of investment income and capital gains with respect to each class of stock of the Corporation shall be in such amounts as may be declared from time to time by the Board, and such dividends and distributions may vary between each class of stock of the Corporation to reflect differing allocations of the expenses of the Corporation among the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among the classes shall be determined by the Board in a manner that is consistent with applicable law.

(6)               Except as may otherwise be required by law, the holders of each class of stock of the Corporation shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that particular class.

THIRD:            Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue three hundred million (300,000,000) shares, all of which were shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of three hundred thousand dollars ($300,000), classified as Investor shares of Common Stock of the Corporation.

FOURTH:        As hereby increased and classified, the total number of shares of capital stock which the Corporation has authority to issue is four hundred million (400,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of four hundred thousand dollars ($400,000), classified as follows:

Class	SharesAuthorized

Investor shares of Common Stock	300,000,000
Class Y shares of Common Stock	100,000,000

Total                                                                                                     400,000,000

FIFTH:             The Corporation is registered as an open-end investment company under the 1940 Act.

SIXTH:            The Board increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

IN WITNESS WHEREOF, Dreyfus Appreciation Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS Appreciation FUND, INC.
By:	/s/ ___________
Jeff Prusnofsky Vice President

WITNESS:

/s/ _______________

Janette E. Farragher

Secretary

ARTICLES OF AMENDMENT

dreyfus APPRECIATION Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The charter of the Corporation is hereby amended by redesignating the issued and unissued shares of Common Stock of the Corporation as Investor shares of Common Stock of the Corporation.

SECOND:        The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Appreciation Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

dreyfus APPRECIATION Fund, Inc.

By:/s/______________

Jeff Prusnofsky

Vice President

WITNESS:

/s/ ________________

Janette E. Farragher

Secretary